U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2007, Emeritus Corporation (the “Company”) filed a current report under Form 8-K, Item 1.01 announcing the Company’s entry into a Purchase and Sale Agreement dated March 12, 2007, for the purchase of three communities consisting of 453 units located in South Carolina. Pursuant to the leases described below, the Company operated these facilities as assisted living and dementia care communities for seniors. On March 26, 2007, the Company completed the transaction.

The three acquired properties were part of an Amended and Restated Master Lease agreement dated September 18, 2002 between Health Care Property Investors, Inc. (“HCPI”), HCPI affiliates, Emeritus and Emeritus affiliates. As part of this transaction, in connection with the closing of the purchase of these three properties , the Master Lease was amended by the Sixth Amendment to Amended and Restated Master Lease to remove the three purchased communities from the Master Lease effective March 26, 2007. The Sixth Amendment also provided for the return of approximately $4.6 million in cash security deposits held by HCPI, of which approximately $1.2 million is considered a security deposit advance that is repayable in equal monthly installments of $20,000 or more. The cash security deposits were applied against the purchase price for the three acquired properties. In addition, the Sixth Amendment provides for a change in the interest rate used to calculate interest earned on the cash security deposits held by HCPI from a fixed rate of 9.0% per annum to a variable rate based on the Federal Funds Target Rate. Finally, the Sixth Amendment also provides that no interest will be earned on the remaining cash security deposits of approximately $3.0 million until such time as the $1.2 million security deposit advance mentioned above is repaid. This Master Lease is accounted for as an operating lease by the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the Purchase and Sale Agreement referred to in Item 1.01 above, the purchase price for three communities was approximately $29.0 million, including closing costs.

Capmark Finance, Inc. ("Capmark") provided variable rate mortgage financing of $23.6 million pursuant to a Loan Agreement dated March 26, 2007, by and among affiliated entities of Emeritus Corporation and Capmark Bank (the "Capmark Loan Facility"). Under the Capmark Loan Facility, the variable rate loans have a term of three years and bear interest at 290 basis points over the LIBOR rate, adjusted monthly and rounded upwards to the nearest .125%.  The interest rate on the closing date was 8.22%.  Monthly interest-only payments are required for the first year and, thereafter, monthly payments of principal and interest are based on a 25-year amortization period. The balance is due in full in April 2010. The indebtedness outstanding under the Capmark Loan Facility may be accelerated under customary circumstances, including payment defaults, and is secured by the all real, personal and intangible assets used in the operation of the three communities. The loan may be repaid at any time upon no less than 30 days or more than 60 days written notice, if no events or default are continuing. The Company paid a 1.0% loan fee at closing and will be required to pay a 2.0% exit fee upon full payment of the loans. However, if the loans are refinanced with Capmark the exit fee will be waived. The Loan Agreement requires maintenance of a debt service coverage ratio, an aggregate minimum occupancy percentage and payment of annual capital expenditures of at least $300 per unit, or approximately $136,000, for maintenance of the properties.

Item 8.01 Other Events

The Company issued a press release on March 26, 2007, announcing the purchase of communities. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.  Description

99.1 Press Release dated March 26, 2007, EMERITUS ANNOUNCES PURCHASE OF COMMUNITIES.

[The rest of this page is intentionally left blank]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 30, 2007		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

INDEX TO EXHIBITS

Exhibit No.  Description

99.1 Press Release dated March 26, 2007, EMERITUS ANNOUNCES PURCHASE OF COMMUNITIES.